Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts for Salix Pharmaceuticals:
Adam C. Derbyshire	G. Michael Freeman
Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
919-862-1000	919-862-1000

Contacts for Progenics Pharmaceuticals:
Investors:	Media:
Amy D. Martini	Aline B. Schimmel
Corporate Affairs	Scienta Communications
914-789-2816	312-238-8957
amartini@progenics.com	aschimmel@scientapr.com

SALIX AND PROGENICS ANNOUNCE POSITIVE HIGHLY STATISTICALLY SIGNIFICANT RESULTS OF ORAL METHYLNALTREXONE FOR PHASE 3 TRIAL IN CHRONIC, NON-CANCER PAIN SUBJECTS WITH OPIOID-INDUCED CONSTIPATION

NDA Submission Targeted for Mid 2012

RALEIGH, NC, and TARRYTOWN, NY, December 20, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) and Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced the successful outcome of the Phase 3 trial to evaluate the efficacy and safety of oral methylnaltrexone for the treatment of opioid-induced constipation (OIC) in subjects with chronic, non-cancer pain. This trial, evaluating three once-daily oral methylnaltrexone dosing regimens (150, 300 and 450mg), demonstrated highly statistically significant results for the primary endpoint in two of the three treatment arms when compared to the placebo treatment arm. Both the 300 and 450 mg treatment arms demonstrated highly statistically significant improvements in rescue-free bowel movement (RFBM) within 4 hours of administration over 28 days of dosing when compared to placebo treatment. In addition, the 300 and 450 mg treatment arms demonstrated highly statistically significant improvements in RFBM within 4 hours of administration following the first dose when compared to placebo treatment. Statistically significant efficacy was also seen in both the 300 and 450 mg treatment groups for the two key secondary efficacy endpoints including one assessing response (responder/non-responder) to study drug during Weeks 1 to 4 where “responder” is defined as having 3 or more RFBMs per week, with an increase of at least one RFBM per week over baseline, for at least 3 out of the first 4 weeks. Overall, efficacy of oral methylnaltrexone in this study was comparable to that reported in clinical studies of subcutaneous methylnaltrexone in subjects with chronic, non-cancer pain. The overall observed safety profile seen in patients treated with oral methylnaltrexone was comparable to placebo in this study.

“We are extremely pleased with the outcome of this 804-subject Phase 3 trial of oral methylnaltrexone in the treatment of opioid-induced constipation in subjects with chronic, non-cancer pain,” stated Bill Forbes, Pharm.D., Executive Vice President, Medical and R&D, and Chief Development Officer, Salix. “The results of this Phase 3 study show a clear dose response for oral methylnaltrexone. We look forward to presenting detailed data from this study at a medical conference in 2012, as well as submitting the New Drug Application (NDA) for this oral formulation mid-year 2012.”

“Subcutaneous methylnaltrexone, currently marketed as RELISTOR®, is an effective and well-tolerated therapy used to alleviate OIC in advanced illness patients receiving opioids for pain,” said Robert J. Israel, M.D., Progenics’ Senior Vice President for Medical Affairs. “We believe an oral dosage form, if approved, could help patients suffering from OIC resulting from opioid treatment for their chronic pain.”

The study assessed a once-daily oral methylnaltrexone dose of 150, 300 or 450 mg compared to placebo for 84 days. Subjects received oral methylnaltrexone once daily during the first 28 days and on a PRN basis for the remaining 56 days.

About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed to manage pain in patients with advanced illness. Constipation commonly occurs in palliative-care patients receiving opioid therapy for pain. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC in these patients, when response to laxatives has been insufficient. Opioids relieve pain by specifically interacting with mu-opioid receptors within the brain and spinal cord. However, opioids also interact with mu-opioid receptors found outside the central nervous system, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating. RELISTOR (methylnaltrexone bromide) is a peripherally acting mu-opioid receptor antagonist that decreases the constipating effects of opioid pain medications without affecting their ability to relieve pain. RELISTOR selectively displaces opioids from the mu-opioid receptors outside the CNS, including those located in the gastrointestinal tract, thereby decreasing their constipating effects. Because of its chemical structure, RELISTOR does not affect the opioid-mediated analgesic effects on the CNS.

About RELISTOR

RELISTOR is a peripherally acting mu-opioid receptor antagonist that counteracts the constipating effects of opioid pain medications in the gastrointestinal tract without affecting their ability to relieve pain. RELISTOR Subcutaneous Injection is approved in the United States for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, Australia and Brazil. In the 27 member states of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of opioid-induced constipation in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of opioid-induced constipation in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix from Progenics Pharmaceuticals, Inc.

Important Safety Information for RELISTOR Subcutaneous Injection

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician. Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs 9.8%), flatulence (13.3% vs 5.7%), nausea (11.5% vs 4.9%), dizziness (7.3% vs 2.4%), diarrhea (5.5% vs 2.4%), and hyperhydrosis (6.7% vs 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g,), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, SOLESTA®, DEFLUX®, METOZOLV® ODT (metoclopramide HCl, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company focused on innovative therapeutics for patients suffering from cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. RELISTOR (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of RELISTOR in patients with chronic, non-cancer pain.

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; and revenue recognition and other critical accounting policies. More information concerning Progenics and Salix is available on the companies’ websites, as well as in press releases and reports they file with the U.S. Securities and Exchange Commission.